Exhibit 10.2

FIRST AMENDMENT TO THE
BASIC ENERGY SERVICES, INC.
NON-EMPLOYEE DIRECTOR INCENTIVE PLAN
(Effective May 14, 2019)

This First Amendment (the “Amendment”) to the Basic Energy Services, Inc. Non-Employee Director Incentive Plan, as adopted January 6, 2017 (the “Plan”), is made by Basic Energy Services, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

Witnesseth:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to non-employee directors of the Company;

WHEREAS, Section 14(a) of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan at any time, except that the Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws;

WHEREAS, the Board now desires to amend the Plan to increase the number of shares of common stock, par value $0.01 per share, of the Company (the “Shares”) available for awards under the Plan by 200,000 Shares, subject to approval by the stockholders of the Company; and

WHEREAS, the Board has determined that the Amendment shall be made effective upon its approval by the stockholders of the Company.

NOW, THEREFORE, BE IT RESOLVED, the Plan shall be amended, subject to approval by the stockholders of the Company, as set forth below:

The first sentence of Section 3(a) of the Plan is hereby deleted and replaced in its entirety with the following:

Subject to the provisions of Section 11 of this Plan, the maximum aggregate number of Shares that may be issued pursuant to all Awards under this Plan is Three Hundred Thousand (300,000) Shares.

RESOLVED FURTHER, that except as amended hereby, the Plan is specifically ratified and reaffirmed.